EMPLOYMENT AGREEMENT


            THIS AGREEMENT (the "Agreement"), made in New York, New York as of the 15th day of May, 2000, between Atlantic Technology Ventures, Inc. a Delaware corporation having its executive offices and principal place of business at 150 Broadway, Suite 1110, New York, New York (the "Company"), and Walter Glomb, an individual currently residing at 1 Oakwood Circle, Ellington, CT 06029 ("Executive").

            WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

            1. Term.

                  The term of this Agreement shall be the three-year period commencing on May 15, 2000 and ending on May 15, 2003 (the "Term").

            2. Employment.

                  (a) Employment by the Company. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as an executive of the Company and shall have such duties as may be prescribed by the Company and shall serve in such other and/or additional position(s) as the Company may determine from time to time.

                  (b) Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time to the business and affairs of the Company, subject to vacations and sick leave in accordance with Company policy and as otherwise permitted herein. Until otherwise determined by the Company, Executive shall have the title of Vice President of the Company, and in such capacity shall have such authority and duties as may be assigned by the President or Chief Executive Officer of the Company and shall report to the President and the Chief Executive Officer of the Company.

                  (c) Place of Performance. Executive shall be based initially at an office in the greater Hartford, Connecticut area. During his employment with the Company, Executive will work at the Company's offices in New York, New York, as necessary or appropriate (as determined in the Company's sole discretion), to or at such other location(s) in the greater New York area as the Company may determine. Throughout the Term, Executive shall maintain Executive's personal residence within reasonable access to Executive's place of employment.

            3. Compensation and Benefits.

                  (a) Base Salary. The Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $125,000, payable in equal installments consistent with the Company's payroll practices.

                  (b) Bonus. The Company shall pay to Executive an annual bonus (the "Bonus") in an amount to be determined by Compensation Committee of the Board of Directors in its discretion but in no event less than $25,000. In addition, Executive shall be entitled to participate in any bonus or other incentive programs as may be established by the Company.

                  (c) Grant of Options and Terms Thereof. The Company shall grant to Executive, an option (the "Option"), pursuant to the Company's 1995 Stock Incentive Plan, to purchase fifty thousand (50,000) shares of the Company's common stock (the "Option Shares"), subject to vesting as set forth below. The exercise price for each Option Share shall be equal to the market value of a share of the Company's common stock on the date of the grant of the Option. The Option Shares shall vest in four equal installments, the first such installment to vest on the later of the date of the grant of the Option and the first day of the Term and each subsequent installment to vest, respectively, on the first, second, and third anniversary of the grant of the Option, provided that Executive is employed by the Company on each such vesting date.. All other terms (including exercisability) of the Option shall be governed by the Company's Stock Incentive Plan, as well as the applicable option agreement to be entered into pursuant to the terms of such plan.

                  (d) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to executives of the same level and responsibility as Executive, including without limitation family medical insurance and life insurance (subject to applicable employee contributions). Executive shall be entitled to four weeks of vacation per year.

                  (e) Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive.

                  (f) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and other withholdings.

                  (g) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any tapplicable employee benefit plan or program.

            4. Termination of Employment.

                  (a) Termination. The Company may terminate Executive's employment for Cause (as defined below) or for any breach of this Agreement, in which case the provisions of Section 4(b) of this Agreement shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of Section 4(c) of this Agreement shall apply. The Company may also terminate the Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 4(d) of this Agreement shall apply. If Executive's employment is terminated by reason of Executive's death, retirement or voluntary resignation, the provisions of Section 4(b) of this Agreement shall apply.

                  (b) Termination for Cause; Termination by Reason of Death or Retirement or Voluntary Resignation. In the event that Executive's employment hereunder is terminated during the Term (x) by the Company for Cause (as defined below), (y) by reason of Executive's death or retirement or (z) by reason of Executive's voluntary resignation, then the Company shall pay to Executive only the Base Salary through such date of termination. For purposes of this Agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any substantiated act involving moral turpitude; (iii) engaging in any act which, in each case, subjects, or if generally known would subject, the Company to public ridicule or embarrassment; (iv) gross neglect or misconduct in the performance of Executive's duties hereunder; (v) willful failure or refusal to perform such duties as may reasonably be delegated to Executive; or (vi) material breach of any provision of this Agreement by Executive; provided, however, that with respect to clauses (iv), (v) or (vi), Executive shall have received written notice from the Company setting forth the alleged act or failure to act constituting "Cause" hereunder, and Executive shall not have cured such act or refusal to act within 10 business days of his actual receipt of notice.

                  (c) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, the Company may terminate Executive's employment hereunder for "Disability". In that event, the Company shall pay to Executive only the Base Salary through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

                  (d) Termination By Company For Any Other Reason. In the event that Executive's employment hereunder is terminated by the Company during the Term for any reason other than as provided in Section 4(b) or 4(c) of this Agreement, then the Company shall pay to Executive the Base Salary through such date of termination and, in lieu of any further compensation and benefits for the balance of the Term, severance pay equal to the Base Salary that Executive would have otherwise received during the period beginning on such date of termination and ending on the earlier of (i) six (6) months from the effective date of such termination and (ii) the last day of the Term, which severance pay shall be paid commencing with such date of termination at the times and in the amounts such Base Salary would have been paid. Notwithstanding anything to the contrary contained herein, in the event that Executive shall breach Section 5 or 6 of this Agreement, in addition to any other remedies the Company may have in the event Executive breaches this Agreement, the Company's obligation pursuant to this Section 4(d) to continue such salary shall cease and Executive's rights thereto shall terminate and shall be forfeited.

                  (e) Release. Payment made and performance by the Company in accordance with this Section 4 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than paying Executive's Base Salary through the date of termination of Executive's employment and making any severance payment pursuant to and in accordance with this Section 4 (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The Company shall have the right to condition the payment of any severance pursuant to this
Section 4 upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment.

            5. Exclusive Employment; Noncompetition.

                  (a) No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the President, Chief Executive Officer or the Board of Directors of the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept any other employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor, unless Executive receives the prior approval of the Board of Directors.

                  (b) No Competition. Executive recognizes the highly competitive nature of the Company's business and that Executive's position with the Company and access to and use of the Company's confidential records and proprietary information renders Executive special and unique. Without limiting the generality of the provisions of Section 2(b) or 5(a) of this Agreement, Executive shall not (i) during the Term and for a period of one year after the termination of Executive's employment with the Company for any reason, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business located in the United States or (ii) during the Term and for a period of two years after the termination of Executive's employment with the Company for any reason, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any business using superconducting films for fiber optic applications; provided, however, that ownership of 2% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The Nasdaq Stock Market, shall not constitute a breach of this Section 4, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation.

            For purposes hereof, the term "Competing Business" shall mean any business or venture which, directly or indirectly, engages in a business that competes with the business of the Company or any Related Entity. The term Related Entity shall include all operating subsidiaries of the Company and all other business entities in which the Company has an ownership interest, together with all affiliates thereof.

                  (c) No Solicitation of Employment. During the Term and for a period of two years thereafter, Executive shall not solicit or encourage any employee of the Company or any Related Entity to leave the Company or such Related Entity for any reason, nor assist any business in doing so, nor employ such an employee in a Competing Business or any other business.

                  (d) Company Customers. Executive shall not, during the Term and for a period of two years thereafter, except as required by the Company in the performance by Executive of his duties under this Agreement, directly or indirectly , on behalf of a Competing Business, contact, solicit or do business with any "customers" (as defined below) of the Company or any Related Entity for the purpose of selling or licensing any product, service, or technology then sold or licensed by such Related Entity or the Company or proposed to be sold or licensed by such Related Entity or the Company. For the purposes of the provisions of this Section 5(d), "customer" shall include any entity that, within two years prior to the termination of Executive's employment hereunder, purchased or licensed any product, service, or technology from such Related Entity or the Company. The term "customer" also includes any former customer or potential customer of a Related Entity or the Company which the Related Entity or the Company has solicited within two years prior to the termination of Executive's employment hereunder for the purpose of selling or licensing any product, service, or technology then sold or licensed by the Company or any Related Entity or proposed to be sold or licensed.

                  (e) Executive understands that the provisions of this Section 5 may limit his ability to earn a livelihood in a business that competes with the business of the Related Entities but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

            6. Confidential Information.

                  (a) Existence of Confidential Information. The Company and each Related Entity owns and has developed and compiled, and will develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company or any Related Entity to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company or the applicable Related Entity. Confidential Information includes all information that has or could have commercial value or other utility in the businesses in which the Company or any Related Entity is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company or any Related Entity, whether or not such information is specifically labeled as Confidential Information by such entity. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company or any Related Entity concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs and designs, development tools, all proprietary property, and any other intellectual property created, used or sold (through a license or otherwise) by the Company or a Related Entity, electronic data information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information.

                  (b) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of Executive's duties hereunder the Company and the Related Entities may disclose to and entrust Executive with Confidential Information which is the exclusive property of such entities and which Executive may possess or use only in the performance of Executive's duties to the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests or those of a Related Entity, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership or other entity, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information, either during the Term or thereafter. In the event Executive desires to publish the results of Executive's work for or experiences with the Company or any Related Entity through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Chief Executive Officer of the Company at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Chief Executive Officer of the Company.

                  (c) Intellectual Property. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, and any derivatives of any such inventions, innovations, or improvements, belong to the Company. Executive shall promptly disclose to the Company in writing all such inventions, innovations or improvements and perform all actions reasonably requested by the Company to establish and confirm ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries. Executive agrees that any application filed by Executive within one year after the termination of his employment hereunder will be presumed to constitute an invention that was made during his employment unless he can provide evidence satisfactory to the Company to the contrary.

                  (d) Delivery of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records (written or electronic), files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company or any Related Entity, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company.

            7. Assignment and Transfer.

                  (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

                  (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

            8. Miscellaneous.

                  (a) Other Obligations. Executive represents and warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

                  (b) Nondisclosure; Other Employers. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to all prior employers.

                  (c) Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

                  (d) No Duty to Mitigate. Executive shall be under no duty to mitigate any losses or damage to the Company with respect to any severance or other amounts payable pursuant to Section 4 of this Agreement.

                  (e) Protection of Reputation. During the Term and thereafter, Executive agrees that he will take not action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

                  (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of the conflict of laws thereof.

                  (g) Jurisdiction; Forum. Each party hereto consents and submits to the jurisdiction of any state or federal court sitting in the State, City, and County of New York in connection with any dispute arising out of or relating to this Agreement. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

                  (h) Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury with respect to any action, claim or other proceeding arising out of or relating to this Agreement.

                  (i) Entire Agreement. This Agreement (including all exhibits and schedules hereto) contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

                  (j) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                  (k) Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 5 and 6 of this Agreement are reasonable and necessary for the protection of the Company.

                  (l) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation." As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement pursuant to Section 7 of this Agreement or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days.

                  (m) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                  (n) Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by Executive (including, without limitation, Sections 5 and 6). Without limiting the generality of the foregoing, if Executive breaches or threatens to breach Section 5 or 6 of this Agreement, such breach or threatened breach will entitle the Company, without posting of bond, to an injunction prohibiting (i) Executive from disclosing any Confidential Information to any Competing Business; (ii) such Competing Business from receiving from Executive or using any such Confidential Information; and (iii) Executive from, indirectly or directly, owning, managing, operating, joining, controlling, participating in, investing in or otherwise being connected or associated with, in any manner, any such Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

                  (o) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on thirty (30) days' prior written notice to the Company) or to the Company's principal executive office, attention: President, as the case may be. All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

                  (p) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after expiration of the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party.

                  (q) Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and rights and benefits afforded to the Company as provided in this Agreement shall survive cessation or termination of Executive's employment hereunder.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.



ATLANTIC TECHNOLOGY VENTURES, INC.           EXECUTIVE:


By: Frederic P. Zotos                        /s/ Walter Glomb
   ----------------------                    ----------------------
   Name: Frederic P. Zotos                   Walter Glomb
   Title: President